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                                 EXHIBIT 24(a)





                   Consent of Independent Public Accountants





The Board of Directors
Zions Bancorporation:

We consent to the use of our reports dated January 24, 1995 and March 28, 1995, with respect to the consolidated financial statements and financial statement schedule, respectively, of Zions Bancorporation as of December 31, 1994 and 1993 and for each of the years in the three-year period ended December 31, 1994 and our report dated March 15, 1995, with respect to the financial statements of Zions Bancorporation Employee Investment Savings Plan as of December 31, 1994 and 1993 and for the years then ended incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus. Our reports covering the December 31, 1994 and 1993 Zions Bancorporation consolidated financial statements and financial statement schedule refer to changes in accounting principles relating to the adoption of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, No. 109, Accounting for Income Taxes, and No. 115, Accounting for Certain Investments in Debt and Equity Securities.




                                                   KPMG Peat Marwick LLP

Salt Lake City, Utah

April 26, 1995








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